UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 13, 2006

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 623-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On November 13, 2006, we completed our previously announced acquisition of YouTube, Inc. (“YouTube”) pursuant to an Amended and Restated Agreement and Plan of Merger dated as of November 3, 2006 (the “Merger Agreement”) that we entered into with YouTube, Snowmass Holdings, Inc., our wholly owned subsidiary, and certain stockholders of YouTube.

In connection with the acquisition, we issued an aggregate of 3,217,560 shares, and restricted stock units, options and a warrant exercisable for or convertible into an aggregate of 442,210 shares, of our Class A common stock. The number of shares of Class A common stock issued and issuable by Google was calculated by dividing $1.65 billion less certain amounts (approximately $15 million) funded to YouTube by Google between signing and closing by the average closing price for the 30 trading days ending on November 9, 2006. Twelve and one-half percent (12.5%) of the equity issued and issuable pursuant to the Merger Agreement will be subject to escrow for one year to secure indemnification claims. A copy of the Merger Agreement is filed as exhibit 2.01 to this Form 8-K.

Michael Moritz, a member of our board of directors, is a general partner of Sequoia Capital, whose affiliates were stockholders of YouTube. The shares of YouTube stock held by these affiliates were treated in the acquisition in the same manner as shares of stock held by the other stockholders of YouTube.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

The issuance of the shares of Class A common stock pursuant to the Merger Agreement is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, or Regulation D thereunder, as a transaction by an issuer not involving a public offering.

Item 2.01 of this Form 8-K contains a more detailed description of the issuance of shares pursuant to the Merger Agreement, and is incorporated into this Item 3.02 by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(d) Exhibits

2.01	Amended and Restated Agreement and Plan of Merger by and among Google Inc., Snowmass Holdings Inc., YouTube, Inc. and certain other parties dated as of November 3, 2006.

99.1	Press Release dated November 13, 2006 issued by Google Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: November 17, 2006	/s/ Eric Schmidt
Eric Schmidt Chairman of the Executive Committee and Chief Executive Officer

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